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                                                             EXHIBIT 10.37

                           PAR PHARMACEUTICAL, INC.

                                                  December 19, 19954 (Revised)


Mr. Stuart A. Rose
378 Gravel Hill Road
Kinnelon, NJ  07405

Dear Stuart:

            I am pleased to extend this offer to you to become Executive Vice President of Operations with Par Pharmaceutical, Inc. The following would be the basic terms of your employment with Par Pharmaceutical, Inc. and/or Pharmaceutical Resources, Inc. (individually or collectively sometimes referred to as the "Company"):

Department:       Officer

Reporting:        Mr. Kenneth I. Sawyer

Start Date:       On or before February 1, 1995

Initial Salary: $15,416.66 a month, $185,000 annually, to be reviewed on an annual basis and may be considered for an adjustment by the Company to reflect performance and responsibilities.

Bonus: You will be eligible for consideration for an annual bonus, consistent with a company program, based on both your performance and the performance of the Company. In addition, should you lose all or part of your expected 1994 bonus from American Cyanamid, Par will provide you with a commensurate "sign on" bonus of up to $30,000, less applicable taxes, payable upon your commencing employment with the Company.

Benefits:

Group Insurance: Health, life and long-term disability insurance programs are provided to employees and their dependents by the Company, upon payment of the applicable premium amount. If required, COBRA premiums on your behalf until you are eligible to enroll in the Company's insurance programs.

Vacation:  You will be entitled to up to four weeks of paid vacation annually.

Automobile: par will provide you with the use of an automobile, including reimbursement of all related maintenance, fuel, repairs, insurance and other costs.

Other: You will be eligible to participant in the Company's 401(K) Plan, company sponsored retirement plan, and our Employee Stock Purchase Plan upon meeting the Company's specified eligibility requirements for each plan.

Stock: You will be granted options to purchase 75,000 shares of PRI common stock, at an exercise price equal to the closing price of Pharmaceutical Resources, Inc. (PRI) common stock on the date of the grant by the Board of Directors. The grant should be completed within thirty (30) days of your commencement of employment. These options shall be exercisable in cumulative installments, during the Exercise period, as follows;

            (I) To the extent of 33 1/3% of the Option Shares anytime after six months from the Date of Grant;
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            (II)  To the extent of an additional 33 1/3% of the Option Shares anytime after one year from the Date of Grant;  and

            (III) To the extent of an additional 33 1/3% of the Option Shares anytime after two years from the Date of Grant.

Termination: Your employment by the Company is subject to the following provisions:

If you terminate your employment for "good reason" or are voluntarily terminated by the Company, except for cause or, the Company, or you as the case may be, will provide the other party with 90 days notification prior to termination and the Company will provide you with severance compensation amounting to twelve (12) months continuation of your prevailing base salary, payable in 12 equal monthly installments, from the date of your termination.

Except for "good reason" as defined in this paragraph, severance compensation shall not be payable to you if your employment is terminated by the Company for cause, or voluntarily by you, or if you accept employment elsewhere. "Good reason" shall mean a termination by you of your employment (a) based on the assignment to you of any duties materially inconsistent with your position, duties, responsibilities and status with the Company or based on a change in your reporting responsibilities, title or offices as in effect or any removal (other than for cause) of your from or any failure to re-elect you to any of such positions or a reduction in your annual base compensation, except in connection with the termination of your employment for cause, and (b) the failure of the Company to cure the reasons, if curable, causing the termination within twenty (20) days of receiving a written notice from you specifying such reasons.

In the event of your death or disability, you are entitled only to those benefits described under "Benefits".

If you are eligible for severance compensation, as of your termination date, youwill be entitled, to the extent permissible, to continue to participate in the Company's 401K Plan, Company sponsored retirement plan, and Employee Stock Purchase Plan until the expiration of your severance compensation or until you commence employment elsewhere whichever comes first.

Also, as of your Termination Date, you will be entitled, to the extent permissible, to continue to participate in the company's health, dental, life, and disability plans until the expiration of your severance compensation or until covered by a reasonably comparable program, whichever comes first.

If you are eligible for severance compensation as defined above, all your unvested stock options which have been awarded to you shall become immediately vested on the Termination Date and the date by which all such options must be exercised shall be two years from the Termination Date.

If during the first twelve months of the Employment Term you are terminated voluntarily by the Company without cause or because of a change of control, you will be eligible for a pro rata share of an annual bonus, if any, at the discretion of our supervisor and dependent upon your performance and the performance of the Company.

These terms represent the entirety of any severance, employment or any other agreement between you and the Company.

As a condition of your employment with Par, you will be required to execute the Company's standard Trade Secret, Non-Disclosure and Restrictive Covenant Agreement attached.

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            If you accept this offer of employment, please sign below and return the signed copy to me as soon as convenient. Once signed by you, this letter will constitute the compete agreement between you and the Company regarding employment matters or oral agreements or understandings on these matters.

We are extremely excited about the opportunity we have to build Par into a leading generic pharmaceutical company. One of the keys to accomplishing this is talented people. We are looking forward to having you join us and hope that you will accept out offer to become Executive Vice President of Operations.

                                          Sincerely,



                                          /s/ Stephen H. Israel
                                          ---------------------
                                          Stephen H. Israel
                                          Vice President
                                          Human Resources

Accepted and agreed this
21st day of December, 1994



/s/ Stuart A. Rose
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Stuart A. Rose

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